Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2024 FOURTH QUARTER AND FULL-YEAR RESULTS AND DECLARES SERIES F PREFERRED STOCK DIVIDEND

SALT LAKE CITY, UT – January 30, 2025 – Medallion Bank (Nasdaq: MBNKP, the “Bank”), an FDIC-insured bank specializing in consumer loans for the purchase of recreational vehicles, boats, and home improvements, as well as loan products and services offered through fintech strategic partners, today announced its results for the quarter and year ended December 31, 2024. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

2024 Fourth Quarter Highlights

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Net income of $15.6 million, compared to $21.9 million in the prior year quarter.
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Net interest income of $53.1 million, compared to $48.9 million in the prior year quarter.
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Net interest margin of 8.28%, compared to 8.62% in the prior year quarter.
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Total provision for credit losses was $20.5 million, compared to $9.7 million in the prior year quarter. Total provision for credit losses included $0.9 million of net taxi medallion recoveries, compared to $12.0 million of net taxi medallion recoveries in the prior year quarter.
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Annualized net charge-offs were 3.28% of average loans outstanding, compared to 1.04% in the prior year quarter.
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In December 2024, the Bank signed a letter of intent to sell up to $121 million of recreation loans at a premium to par value.

2024 Full-Year Highlights

• Net income of $60.6 million, compared to net income of $79.9 million in 2023.

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Net interest income of $204.7 million, compared to $188.9 million in 2023.
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Net interest margin of 8.48%, compared to 8.84% in 2023.
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Total provision for credit losses was $75.8 million, compared to $36.5 million in 2023. Total provision for credit losses included $4.9 million of net taxi medallion recoveries, compared to $18.1 million of net taxi medallion recoveries in 2023.
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Total net charge-offs were 2.82% of average loans outstanding, compared to 1.52% in 2023.
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Return on assets and return on equity were 2.52% and 16.62%, respectively, compared to 3.74% and 24.57% in 2023.
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Total loan portfolio grew 13% to $2.4 billion.
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Total assets were $2.5 billion, total capital was $382.4 million, and the Tier 1 leverage ratio was 15.68% as of December 31, 2024.

Donald Poulton, President and Chief Executive Officer of Medallion Bank, stated, “We finished 2024 on a solid note, with quarterly earnings of $15.6 million and net interest income above $53 million. Volumes in our strategic partnership business tripled to $124 million from $40 million in the third quarter. As anticipated, recreation and home improvement loan volumes slowed with the winter season, and loan delinquency and net charge-offs rose in the quarter as is expected. With record recreation loan originations of more than $526 million in 2024, we initiated another loan sale — our fifth since 2016 — in preparation for the projected demand from our customers in 2025. We view loan sales as an efficient method to recycle capital that can also generate earnings when demand exceeds our capacity. Reclassifying these recreation loans as held for sale resulted in a release of $3.9 million in related allowance for credit losses. As we look ahead, our priorities remain constant: loan originations of predictable credit quality and managed growth that continues to deliver increasing net interest income while maintaining or growing our market position.”

Recreation Lending Segment

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The Bank’s recreation loan portfolio grew 15% to $1.543 billion as of December 31, 2024, compared to $1.336 billion at December 31, 2023. Loan originations were $72.2 million in the fourth quarter 2024, compared to $62.7 million in the prior year quarter. For the year, loan originations were $526.6 million, compared to $447.0 million in 2023.
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Net interest income was $39.4 million for the fourth quarter 2024, compared to $36.2 million in the prior year quarter. For the year, net interest income was $153.1 million, compared to $140.3 million in 2023.
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Recreation loans were 65% of loans receivable as of December 31, 2024, compared to 64% at December 31, 2023.
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Annualized net charge-offs were 4.35% of average recreation loans outstanding in the fourth quarter 2024, compared to 4.23% in the prior year quarter. For the year, total net charge-offs were 3.72% of average recreation loans outstanding, compared to 3.04% in 2023.
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The provision for recreation credit losses was $17.7 million in the fourth quarter 2024, compared to $14.8 million in the prior year quarter. For the year, the provision for recreation credit losses was $68.0 million, compared to $44.6 million in 2023. The provisions for the three and twelve months ended December 31, 2024 included $3.9 million of allowance for credit losses released as $121 million of recreation loans were reclassified as held for sale.
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The recreation allowance for credit losses was 5.00% of the outstanding balance as of December 31, 2024, compared to 4.31% of the outstanding balance as of December 31, 2023. The Bank does not record an allowance for loans held for sale, so the allowance as of December 31, 2024 relates only to the remaining recreation loans held for investment.

Home Improvement Lending Segment

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The Bank’s home improvement loan portfolio grew 9% to $827.2 million as of December 31, 2024, compared to $760.6 million at December 31, 2023. Loan originations were $82.5 million in the fourth quarter 2024, compared to $66.0 million in the prior year quarter. For the year, loan originations were $298.7 million, compared to $357.4 million in 2023.
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Net interest income was $13.1 million for the fourth quarter 2024, compared to $12.2 million in the prior year quarter. For the year, net interest income was $50.2 million, compared to $46.6 million in 2023.
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Home improvement loans were 35% of loans receivable as of December 31, 2024, compared to 36% at December 31, 2023.
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Annualized net charge-offs were 1.75% of average home improvement loans outstanding in the fourth quarter 2024, compared to 1.67% in the prior year quarter. For the year, total net charge-offs were 1.78% of average home improvement loans outstanding, compared to 1.33% in 2023.
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The provision for home improvement credit losses was $4.4 million in the fourth quarter 2024, compared to $6.9 million in the prior year quarter. For the year, the provision for home improvement credit losses was $13.5 million, compared to $17.6 million in 2023.
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The home improvement allowance for credit losses was 2.48% of the outstanding balance at December 31, 2024, compared to 2.76% of the outstanding balance at December 31, 2023.

Series F Preferred Stock Dividend

On January 23, 2025, the Bank’s Board of Directors declared a quarterly cash dividend of $0.50 per share on the Bank’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, which trades on the Nasdaq Capital Market under the ticker symbol “MBNKP.” The dividend is payable on April 1, 2025, to holders of record at the close of business on March 17, 2025.

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About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City and is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

For more information, visit www.medallionbank.com

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales (including loan sales), net investment income, earnings, returns and growth. These statements are often, but not always, made through the use of words or phrases such as “remains,” “anticipated,” “continue,” “may,” “maintain” or the negative versions of these words or other comparable words or phrases of a future or forward-looking nature. These statements may relate to our future earnings, returns, capital levels, sources of funding, growth prospects, asset quality and pursuit and execution of our strategy. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. For a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Medallion Bank’s Form 10-K for the year ended December 31, 2023, and in its Quarterly Reports on Form 10-Q, filed with the FDIC. Medallion Bank’s Form 10-K, Form 10-Qs and other FDIC filings are available in the Investor Relations section of Medallion Bank’s website. Medallion Bank’s financial results for any period are not necessarily indicative of Medallion Financial Corp.’s results for the same period.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION BANK

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		For the Years Ended December 31,
(In thousands)	2024	2023	2024	2023
Interest income
Loan interest including fees	$71,577	$61,668	$268,914	$231,496
Investments	1,564	1,585	6,306	5,171
Total interest income	73,141	63,253	275,220	236,667
Interest expense	20,039	14,401	70,509	47,785
Net interest income	53,102	48,852	204,711	188,882
Provision for credit losses	20,500	9,717	75,845	36,457
Net interest income after provision for credit losses	32,602	39,135	128,866	152,425
Other non-interest income	16	839	2,134	2,102
Non-interest expense
Salaries and benefits	5,014	4,997	19,985	19,001
Loan servicing	3,173	2,903	12,248	11,626
Collection costs	1,517	1,492	6,095	5,965
Regulatory fees	969	692	3,795	3,176
Professional fees	508	631	1,694	2,243
Information technology	329	281	1,186	1,031
Occupancy and equipment	541	206	1,167	830
Other	938	818	3,624	3,524
Total non-interest expense	12,989	12,020	49,794	47,396
Income before income taxes	19,629	27,954	81,206	107,131
Provision for income taxes	4,040	6,011	20,624	27,279
Net income	$15,589	$21,943	$60,582	$79,852
Less: Preferred stock dividends	1,512	1,512	6,047	6,047
Net income attributable to common shareholder	$14,077	$20,431	$54,535	$73,805

MEDALLION BANK

BALANCE SHEETS

(UNAUDITED)

(In thousands)	December 31, 2024	December 31, 2023
Assets
Cash and federal funds sold	$126,196	$110,043
Investment securities, available-for-sale	54,805	54,282
Loans held for sale, at the lower of amortized cost or fair value	128,226	—
Loan receivables, inclusive of net deferred loan acquisition cost and fees	2,249,613	2,100,338
Allowance for credit losses	(91,638)	(79,283)
Loans, net	2,157,975	2,021,055
Loan collateral in process of foreclosure	3,326	4,165
Fixed assets and right-of-use lease assets, net	9,126	8,140
Deferred tax assets	14,036	12,761
Accrued interest receivable	15,083	13,439
Other assets	40,326	38,171
Total assets	$2,549,099	$2,262,056
Liabilities and Shareholders’ Equity
Liabilities
Deposits and other funds borrowed	$2,125,071	$1,866,657
Accrued interest payable	5,586	4,029
Income tax payable	17,951	21,219
Other liabilities	17,204	17,509
Due to affiliates	910	849
Total liabilities	2,166,722	1,910,263
Shareholder’s Equity
Series E Preferred stock	26,303	26,303
Series F Preferred stock	42,485	42,485
Common stock	1,000	1,000
Additional paid in capital	77,500	77,500
Accumulated other comprehensive loss, net of tax	(4,480)	(4,529)
Retained earnings	239,569	209,034
Total shareholders’ equity	382,377	351,793
Total liabilities and shareholders’ equity	$2,549,099	$2,262,056